CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Shares, par value $0.125 per share	10,350,000	(2)	$29.00	$300,150,000	$40,940.46

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Includes additional Common Shares that may be purchased by the underwriters.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-186617

Prospectus Supplement
(To Prospectus Dated February 12, 2013)

9,000,000 Common Shares

Cliffs Natural Resources Inc.

We are offering 9,000,000 of our common shares, par value $0.125 per share.

Concurrently with this offering, we are making a public offering of 27,000,000 depositary shares, representing ownership interests in our 7.00% Series A Mandatory Convertible Preferred Stock, Class A, which we refer to as the “mandatory convertible preferred stock” (or up to 31,050,000 depositary shares if the underwriters exercise their over-allotment option in full), pursuant to a separate prospectus supplement and accompanying prospectus. We cannot assure you that the offering of depositary shares will be completed or, if completed, on what terms it will be completed. The offering of our common shares pursuant to this prospectus supplement and the accompanying prospectus is not contingent upon the closing of our depositary shares offering, and the concurrent offering of our depositary shares is not contingent upon the closing of the offering of our common shares hereunder.

Our common shares are listed on the New York Stock Exchange and the NYSE Euronext Paris under the symbol “CLF.” The last reported sale price of our common shares on the New York Stock Exchange on February 14, 2013 was $29.48 per share.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement.

	Per Share	Total
Public Offering Price	$29.000	$261,000,000
Underwriting Discount and Commissions	$1.305	$11,745,000
Proceeds to us (before expenses)	$27.695	$249,255,000

We have granted the underwriters an option to purchase, within the 30-day period from the date of this prospectus supplement, up to an additional 1,350,000 common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the common shares to purchasers on or about February 21, 2013.

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch

Lead Managers

Citigroup	Wells Fargo Securities

Co-Managers

BMO Capital Markets	KeyBanc Capital Markets	PNC Capital Markets LLC
HSBC	The Huntington Investment Company

February 14, 2013

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ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the common shares we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not, and the underwriters are not, making offers to sell the common shares in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement to the terms “we,” “us,” “our” or “Cliffs” or other similar terms mean Cliffs Natural Resources Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. As used in this prospectus supplement, the term “ton” means a long ton (equal to 2,240 pounds) when referring to our U.S. Iron Ore business segment, the term “ton” means a short ton (equal to 2,000 pounds) when referring to our North American Coal business segment and the term “metric ton” means a metric ton (equal to 1,000 kilograms or 2,205 pounds) when referring to our Asia Pacific Iron Ore and Eastern Canadian Iron Ore business segments.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our website at www.cliffsnaturalresources.com. The information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in or omitted from this prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

S-ii

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of common shares described in this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;
•	our Definitive Proxy Statement for our 2012 Annual Meeting of Shareholders, filed with the SEC on March 23, 2012;
•	our Current Reports on Form 8-K, as filed with the SEC on January 3, 2013, January 4, 2013, January 18, 2013 and January 24, 2013; and
•	the description of our common shares contained in the Current Report on Form 8-K/A filed on May 21, 2008, including any subsequently filed amendments and reports updating such description.

We do not and will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports. You may obtain copies of these filings without charge by accessing the investor relations section of www.cliffsnaturalresources.com or by requesting the filings in writing or by telephone at the following address and telephone number.

Cliffs Natural Resources Inc.
Investor Relations
200 Public Square
Suite 3300
Cleveland, Ohio 44114
Telephone Number: (216) 694-5700

S-iii

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this prospectus supplement or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus supplement, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations of our directors or our officers with respect to: our future financial condition; results of operations or prospects; estimates of our economic iron ore and coal reserves; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:

•	uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China;
•	trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices;
•	our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited, or Consolidated Thompson);
•	our ability to successfully identify and consummate any strategic investments and complete planned divestitures;
•	the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration;
•	the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all;
•	our ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism;
•	the impact of price-adjustment factors on our sales contracts;
•	changes in sales volume or mix;
•	our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve;
•	the impact of our customers using other methods to produce steel or reducing their steel production;
•	events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets;
•	the results of prefeasibility and feasibility studies in relation to projects;
•	impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes;
•	our ability to cost effectively achieve planned production rates or levels;
•	uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events;

S-iv

•	adverse changes in currency values, currency exchange rates, interest rates and tax laws;
•	availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans;
•	our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms;
•	risks related to international operations;
•	availability of capital equipment and component parts;
•	the potential existence of significant deficiencies or material weakness in our internal control over financial reporting;
•	problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and
•	other risks described in our reports filed with the SEC.

These factors and the other risk factors described in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

S-v

SUMMARY

This summary highlights information about us and the common shares being offered by this prospectus supplement. This summary is not complete and may not contain all of the information that you should consider prior to investing in our common shares. For a more complete understanding of our company, we encourage you to read this prospectus supplement, including the information incorporated by reference in this prospectus supplement and the other documents to which we have referred you.

Our Company

Cliffs Natural Resources Inc. traces its corporate history back to 1847. Today, we are an international mining and natural resources company. A member of the S&P 500 Index, we are a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Driven by the core values of safety, social, environmental and capital stewardship, our associates across the globe endeavor to provide all stakeholders operating and financial transparency. We are organized through a global commercial group responsible for sales and delivery of our products and a global operations group responsible for the production of the minerals that we market. Our operations are organized according to product category and geographic location: U.S. Iron Ore, Eastern Canadian Iron Ore, North American Coal, Asia Pacific Iron Ore, Latin American Iron Ore, Ferroalloys and our Global Exploration Group.

In the United States, we operate five iron ore mines in Michigan and Minnesota, six metallurgical coal mines located in West Virginia and Alabama, and one thermal coal mine located in West Virginia. We also operate two iron ore mines in Eastern Canada. Our Asia Pacific operations consist solely of our Koolyanobbing iron ore mining complex in Western Australia as of December 31, 2012. Our 50 percent equity interest in Cockatoo Island, an iron ore mine, and our 45 percent economic interest in Sonoma, a coking and thermal coal mine, also were included in these operations through their sale dates in the third and fourth quarters of 2012, respectively. In Latin America, we have a 30 percent interest in Amapá, a Brazilian iron ore operation, the sale of which our Board of Directors approved in December 2012, and, in Ontario, Canada, we have a major chromite project that advanced to the feasibility study stage of development in May of 2012. In addition, our Global Exploration Group is focused on early involvement in exploration activities to identify new world-class projects for future development or projects that add significant value to existing operations.

The following map shows the locations of our operations and offices as of December 31, 2012:

U.S. Iron Ore

We are a major global iron ore producer, primarily selling production from U.S. Iron Ore to integrated steel companies in the U.S. and Canada. We manage and operate five iron ore mines located in Michigan and Minnesota. The U.S.-based mines currently have an annual rated capacity of 32.9 million gross tons of iron ore pellet production, representing 57 percent of total U.S. pellet production capacity. Based on our equity ownership in these mines, our share of the annual rated production capacity is currently 25.5 million gross tons, representing 44.2 percent of total U.S. annual pellet capacity.

Our U.S. Iron Ore revenues primarily are derived from sales of iron ore pellets to the North American integrated steel industry, consisting of five major customers. Generally, we have multi-year supply agreements with our customers. Sales volume under these agreements largely is dependent on customer requirements, and in many cases, we are the sole supplier of iron ore to the customer. Historically, each agreement has contained a base price that is adjusted annually using one or more adjustment factors. Factors that could result in a price adjustment include international iron ore prices, measures of general industrial inflation and steel prices. Additionally, certain of our supply agreements have a provision that limits the amount of price increase or decrease in any given year.

Each of our U.S. Iron Ore mines is located near the Great Lakes. The majority of our iron ore pellets are transported via railroads to loading ports for shipment via vessel to steelmakers in North America or into the international seaborne market via the St. Lawrence Seaway.

During 2012, 2011 and 2010, we sold 21.6 million, 24.2 million and 23.0 million tons of iron ore pellets, respectively, from our share of the production from our U.S. Iron Ore mines. The segment’s five largest customers together accounted for a total of 88 percent, 83 percent and 91 percent of U.S. Iron Ore product revenues for the years 2012, 2011 and 2010, respectively.

At the end of 2012, our U.S. Iron Ore mines had proven and probable mineral reserves totaling approximately 823 million tons.

Eastern Canadian Iron Ore

Production from our two iron ore mines located in Eastern Canada primarily is sold into the seaborne market to Asian steel producers. The Canadian-based mines currently have an annual rated capacity of 12.8 million tons of iron ore production, comprised of 7.2 million tons of iron ore concentrate and 5.6 million tons of iron ore pellets.

Our Eastern Canadian Iron Ore revenues are derived from sales of iron ore pellets and concentrates to customers in Asia, Europe and North America. Sales volume under the agreements is dependent on customer requirements. We have one major customer for iron ore concentrate and various customers, none of which are considered individually significant, for our iron ore pellets business. Pricing for our Eastern Canadian Iron Ore customers consists of a mix of short-term pricing arrangements that are linked to the spot market.

Both Eastern Canadian Iron Ore mines are located near the St. Lawrence Seaway. Our iron ore products are transported via railroads to loading ports for shipment via vessel to steelmakers in North America or into the international seaborne market.

During 2012, 2011 and 2010, we sold 8.9 million, 7.4 million and 3.3 million metric tons of iron ore pellets and concentrate, respectively, from our Eastern Canadian Iron Ore mines, with the segment’s five largest customers together accounting for a total of 62 percent, 59 percent and 67 percent of Eastern Canadian Iron Ore product revenues, respectively.

At the end of 2012, our Eastern Canadian Iron Ore mines had proven and probable mineral reserves totaling approximately 422 million tons.

Asia Pacific Iron Ore

Our Asia Pacific Iron Ore operations are located in Western Australia and, as of December 31, 2012, consist solely of our wholly owned Koolyanobbing complex. We serve the Asian iron ore markets with direct-shipping fines and lump ore. Our mining complex has an annual rated capacity of 11.0 million tons of lump and fines iron ore production.

Generally, Asia Pacific Iron Ore has three-year term supply agreements with steel producers in China and five-year supply agreements in Japan for the sale of production from our Koolyanobbing operations. Production from Cockatoo Island was sold under short-term supply agreements with steel producers in China, Japan, Korea and Taiwan that ran to the end of the 2012 production period. The agreements with steel producers in China and Japan account for approximately 88 percent and 9 percent, respectively, of sales volume. Sales volume under the agreements partially is dependent on customer requirements. Pricing for our Asia Pacific Iron Ore customers consist of shorter-term pricing mechanisms of various durations based on the average daily spot prices, with certain pricing mechanisms that have a duration of up to a quarter. The existing contracts are due to expire at the end of 2015 for our Chinese customers and at the end of March 2013 for our Japanese customers.

During 2012, 2011 and 2010, we sold 11.7 million, 8.6 million and 9.3 million metric tons of iron ore, respectively, from our Western Australia mines. No customer comprised more than 10 percent of our consolidated sales in 2012, 2011 or 2010. Asia Pacific Iron Ore’s five largest customers accounted for approximately 44 percent of the segment’s sales in 2012, 50 percent in 2011 and 36 percent in 2010.

Our direct lump and fines shipping product is transported from Koolyanobbing by rail approximately 360 miles south to the Port of Esperance, via Kalgoorlie, for shipment to our customers in Asia.

At the end of 2012, we had approximately 78 million metric tons of proven and probable reserves in our Asia Pacific Iron Ore business.

North American Coal

We are a leading supplier of metallurgical coal in North America. We own and operate six metallurgical coal mines located in West Virginia and Alabama and one thermal coal mine located in West Virginia that currently have a rated capacity of 9.4 million tons of production annually.

North American Coal’s metallurgical coal production is sold to global integrated steel and coke producers in Europe, North America, China, India and South America and its thermal coal production is sold to energy companies and distributors in North America and Europe. Approximately 70 percent of our 2012 production and 79 percent of our 2011 production was committed under one-year contracts. International customer contracts typically are negotiated on a fiscal year basis extending from April 1 through March 31, whereas customer contracts in North America typically are negotiated on a calendar year basis.

Each of our North American coal mines are positioned near rail or barge lines providing access to international shipping ports, which allows for export of our coal production. International and North American sales represented 66 percent and 34 percent, respectively, of our North American Coal sales in 2012.

In 2012, we sold a total of 6.5 million tons, compared with 4.2 million tons in 2011 and 3.3 million tons in 2010. The segment’s five largest customers together accounted for a total of 50 percent, 58 percent and 62 percent of North American Coal product revenues for the years 2012, 2011 and 2010, respectively.

At the end of 2012, we estimate a total of approximately 146 million tons of total proven and probable recoverable reserves of metallurgical coal and, further, we estimate a total of approximately 50 million tons of proven and probable recoverable reserves of thermal coal.

Investments

In addition to our reportable business segments, we are partner to a number of projects, including Amapá in Brazil, which comprises our Latin American Iron Ore operating segment.

On December 27, 2012, our Board of Directors authorized the sale of our 30 percent interest in Amapá, which consists of an iron ore deposit, a 120-mile railway connecting the mine location to an existing port facility and 71 hectares of real estate on the banks of the Amazon River, reserved for a loading terminal. The remaining 70 percent of Amapá is owned by Anglo American plc. Together with Anglo American plc, we will be selling our respective interest in a 100 percent sale transaction to a single entity, which is expected to close during the first half of 2013.

During 2012, Amapá’s annual production totaled 6.0 million metric tons of iron ore fines, compared with 4.8 million metric tons and 4.0 million metric tons in 2011 and 2010, respectively.

We previously owned a 45 percent economic interest in the Sonoma joint venture coal mine, located in Queensland, Australia, which we sold, along with our ownership of the affiliated washplant, for approximately AUD $141 million in net cash proceeds in the fourth quarter of 2012.

Growth Strategy and Recent Developments

Growth Strategy

Through a number of strategic acquisitions executed over recent years, we have increased significantly our portfolio of assets, enhancing our production profile and growth project pipeline. Our capital allocation strategy is designed to prioritize all potential uses of future cash flows in a manner that is most meaningful for shareholders. We plan on using future cash flows to develop organic growth projects and to reduce debt over time. Maintaining financial flexibility as commodity pricing changes throughout the business cycle is imperative to our ability to execute our strategic initiatives.

As we continue to expand our operating scale and geographic presence as an international mining and natural resources company, we have shifted our strategy from a merger and acquisition-based strategy to one that primarily focuses on organic growth and expansion initiatives. Our focus is investing in the expansion of our seaborne iron ore production capabilities driven by our belief in the constructive long-term outlook for the seaborne iron ore market. Throughout 2012, we continued to make investments in Bloom Lake, our large-scale seaborne iron ore growth project in Eastern Canada. Maximizing Bloom Lake’s production capabilities represents an opportunity to create significant shareholder value. We expect the Phase II expansion at Bloom Lake to meaningfully enhance our future earnings and cash flow generation by increasing sales volume and reducing unit operating costs. Our production ramp-up has made meaningful progress, despite some of the operational challenges experienced during the year. In 2012, we also made significant progress in the construction of Bloom Lake's Phase II concentrator mill. Despite this progress, the year's volatile pricing environment drove us to delay components of Phase II's construction activities and planned startup date.

We also own additional development properties, known as Labrador Trough South located in Quebec, that potentially could allow us to leverage parts of our existing infrastructure in Eastern Canada to supply additional iron ore into the seaborne market in future years if developed.

Our chromite project, located in Northern Ontario, represents an attractive diversification opportunity for us. We advanced the project to the feasibility study stage of development in May of 2012. We expect to build further on the technical and economic evaluations developed in the prefeasibility study stage and improve the accuracy of cost estimates to assess the economic viability of the project, which work is necessary before we can advance to the execution stage of the project. In addition to this large greenfield project, our Global Exploration Group expects to achieve additional growth through early involvement in exploration and development activities by partnering with junior mining companies in various parts of the world. This potentially provides us with low-cost entry points to increase significantly our reserve base and growth production profile.

Recent Developments

Maintaining financial flexibility and supporting our investment-grade credit profile are important elements of our strategy to resume the Phase II expansion at Bloom Lake. Our strategic emphasis on financial flexibility and our investment-grade credit ratings is driven by recent volatility in iron ore prices and the capital intensive nature of the Phase II expansion combined with the increased mining development costs we expect during construction. We believe that by raising equity capital to reduce debt, lowering our dividend to enable investing the majority of our future cash flows in the Phase II expansion, solidifying access to our primary source of liquidity, disposing of non-core assets and refinancing near-term debt maturities, we will be in a strong position to resume the Phase II expansion and accelerate the realization of Bloom Lake’s significant earnings potential.

Our Board of Directors recently approved a reduction to our quarterly cash dividend rate by 76 percent to $0.15 per share. Our Board of Directors took this step in order to improve the future cash flows available for investment in the Phase II expansion at Bloom Lake, as well as to support our investment-grade credit ratings.

On February 8, 2013, we received unanimous support from our lenders to suspend the total Funded Debt to EBITDA leverage ratio for all quarterly reporting periods in 2013. Within the amendment we will add temporarily a total capitalization and minimum tangible net worth covenant during these periods. We believe this proactive measure provides financial flexibility as we invest in the Phase II expansion at Bloom Lake and reinforces our commitment to supporting an investment-grade credit rating. It also demonstrates the favorable relationships and transparency we have with our lenders.

On December 27, 2012, our Board of Directors authorized the sale of our 30 percent interest in the Amapá joint venture located in Brazil. During this process, we made a determination that the value of our Amapá interest needed to be adjusted to reflect the fair value of our investment. Subsequently, we recorded a non-cash impairment charge of $365 million in our December 31, 2012 financial statements. By disposing of our interest in Amapá, we will eliminate the potential for incurring further losses there and enabled us to focus the investment of future cash flows on the Phase II expansion at Bloom Lake.

On December 6, 2012, we successfully raised $500 million dollars in public senior notes with an annual interest rate of 3.95 percent and a maturity date in 2018. We used the net proceeds to pay off $325 million in private placement notes, which were higher cost and maturing in 2013 and 2015. We used the remainder of the net proceeds to pay down a portion of our revolving credit facility and term loan.

On November 12, 2012, we announced that we finalized the sale of our 45 percent economic interest in the Sonoma coal mine located in Queensland, Australia to our joint venture partners. We divested our interests in the Sonoma mine along with our ownership of the affiliated wash plant. We received approximately AUD$141 million in net cash proceeds upon the close of the transaction.

Concurrent Transaction

The offering of our common shares pursuant to this prospectus supplement and the accompanying prospectus is not contingent upon the closing of our depositary shares offering, and the concurrent offering of our depositary shares is not contingent upon the closing of the offering of our common shares hereunder. This prospectus supplement is not an offer to sell any such depositary shares; any offer to sell such depositary shares will be made only by a separate prospectus supplement.

Concurrently with this offering of common shares, we are offering, by means of a separate prospectus supplement and accompanying prospectus, 27,000,000 of our depositary shares in an offering registered under the Securities Act. We also expect to grant a 30-day option to the underwriters of the depositary shares to purchase up to an additional 4,050,000 depositary shares solely to cover over-allotments. See “Concurrent Offering of Depositary Shares.”

Corporate Information

Our principal executive offices are located at 200 Public Square, Suite 3300, Cleveland, Ohio 44114. Our main telephone number is (216) 694-5700, and our website address is www.cliffsnaturalresources.com. The information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

The Offering

Issuer
Cliffs Natural Resources Inc.
Common shares offered by us
9,000,000 shares
Option to purchase additional shares
1,350,000 shares
Common shares to be outstanding immediately after this offering
158,195,469 shares(1)
Use of proceeds
We expect to receive net proceeds from the sale of common shares in this offering, after deducting underwriting discounts and commissions but before deducting other offering expenses payable by us, of approximately $249.3 million (or $286.6 million if the option to purchase additional shares is exercised in full). We intend to use the net proceeds from this offering, along with any net proceeds from the concurrent offering of our depositary shares, for general corporate purposes, including the repayment of borrowings outstanding under our term loan facility. See “Use of Proceeds.”
Concurrent depositary shares offering
Concurrently with this offering of common shares, we are making a public offering of 27,000,000 depositary shares, and we have granted the underwriters of that offering a 30-day option to purchase up to 4,050,000 additional depositary shares to cover over-allotments. Each depositary share represents a 1/40th interest in a share of our 7.00% Series A Mandatory Convertible Preferred Stock, Class A, which we refer to as the “mandatory convertible preferred stock.” The shares of mandatory convertible preferred stock will be convertible into an aggregate of up to 23,276,700 of our common shares (up to 26,768,205 of our common shares if the underwriters in that offering exercise their over-allotment option in full), in each case subject to anti-dilution, make-whole and other adjustments and assuming we pay all dividends on our mandatory convertible preferred stock in cash.
We cannot assure you that the offering of depositary shares will be completed or, if completed, on what terms it will be completed. The closing of this offering is not conditioned upon the closing of the depositary shares offering, and the closing of our offering of depositary shares is not conditioned upon the closing of this offering. See the section of this prospectus entitled “Concurrent Offering of Depositary Shares” for a summary of the terms of our depositary shares and a further description of the concurrent offering.
Conflicts of interest
Affiliates of certain of the underwriters are lenders under our term loan facility and will receive a portion of the net proceeds from this offering. Consequently, this offering will be conducted in accordance with the requirements of FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”
Risk factors
Investing in our common shares involves risk. See “Risk Factors” on page S-10 of this prospectus supplement and the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which are incorporated herein by reference, for a discussion of certain risks you should consider in connection with an investment in our common shares.

Exchange listing
Our common shares trade on the New York Stock Exchange and NYSE Euronext Paris under the symbol “CLF.”

(1)	Based on 149,195,469 common shares outstanding as of February 14, 2013 and assumes no exercise of the underwriters’ option to purchase additional shares. Excludes any common shares issuable under our equity compensation plans and up to 23,276,700 common shares issuable upon conversion of our mandatory convertible preferred stock (or 26,768,205 common shares issuable upon conversion of our mandatory convertible preferred stock if the underwriters of the concurrent depositary shares offering exercise their over-allotment option in respect of the concurrent offering of depositary shares in full), in each case, subject to anti-dilution, make-whole and other adjustments and assuming we pay all dividends on our mandatory convertible preferred stock in cash.

Summary Consolidated Financial Data

The table below sets forth a summary of our financial and other statistical data for the periods presented. We derived the financial data as of and for the years ended December 31, 2012, 2011 and 2010 from our audited consolidated financial statements, which have been reclassified to reflect our investment in Sonoma as a discontinued operation. Summary financial and other statistical data should be read in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference into this prospectus supplement.

	Year Ended December 31,
Financial data (in millions)(4)	2012(1)	2011(2)	2010(3)
Revenue from product sales and services	$5,872.7	$6,563.9	$4,483.8
Cost of goods sold and operating expenses	(4,700.6)	(3,953.0)	(3,025.1)
Other operating expense	(1,480.9)	(314.1)	(225.9)
Operating income (loss)	(308.8)	2,296.8	1,232.8
Income (loss) from continuing operations	(1,162.5)	1,792.5	997.4
Income (loss) and gain on sale from discontinued operations, net of tax	35.9	20.1	22.5
Net income (loss)	(1,126.6)	1,812.6	1,019.9
Less: Net income (loss) attributable to noncontrolling interest	(227.2)	193.5	—
Net income (loss) attributable to Cliffs shareholders	(899.4)	1,619.1	1,019.9
Total assets	13,574.9	14,541.7	7,778.2
Long-term obligations	4,196.3	3,821.5	1,881.3
Net cash provided by operating activities	514.5	2,288.8	1,320.0
Distributions to common shareholders cash dividends(5)	307.2	118.9	68.9
Repurchases of common shares	—	289.8	—
Iron ore and coal production and sales statistics (tons in millions – U.S. iron ore and North American coal; metric tons in millions – Asia Pacific iron ore and Eastern Canadian iron ore)
Production tonnage
– U.S. iron ore	29.5	31.0	28.1
– Eastern Canadian iron ore	8.5	6.9	3.9
– North American coal	6.4	5.0	3.2
– Asia Pacific iron ore	11.3	8.9	9.3
Production tonnage – (Cliffs’ share)
– U.S. iron ore	22.0	23.7	21.5
– Eastern Canadian Iron Ore	8.5	6.9	3.9
Sales tonnage
– U.S. iron ore	21.6	24.2	23.0
– Eastern Canadian iron ore	8.9	7.4	3.3
– North American coal	6.5	4.2	3.3
– Asia Pacific iron ore	11.7	8.6	9.3

(1)	Upon performing our annual goodwill impairment test in the fourth quarter of 2012, goodwill impairment charges of $997.3 million and $2.7 million were recorded for our Cliffs Quebec Iron Mining Limited, which we refer to as CQIM, and Wabush Mines Joint Venture, which we refer to as Wabush, reporting units, respectively, both within the Eastern Canadian Iron Ore operating segment. We also recorded an impairment charge of $49.9 million related to our Eastern Canadian Iron Ore operations to reduce those assets to their estimated fair value as of December 31, 2012. All of these charges impacted Other operating expense. As a result of the approval for the sale of our 30 percent interest in Amapá, an impairment charge of $365.4 million was recorded through Equity income (loss) from ventures for the year ended December 31, 2012.

(2)	On May 12, 2011, we completed our acquisition of Consolidated Thompson by acquiring all of the outstanding common shares of Consolidated Thompson for C$17.25 per share in an all-cash transaction including net debt. Results for 2011 include the results for Consolidated Thompson since the acquisition date. In 2011 during our annual goodwill impairment test in the fourth quarter, a goodwill impairment charge of $27.8 million was recorded for our Cliffs Logan County Coal LLC, which we refer to as CLCC, reporting unit, within the North American Coal operating segment, impacting Other operating expense.
(3)	On January 27, 2010, we acquired all of the remaining outstanding shares of Freewest Resources Canada Inc., which we refer to as Freewest (now known as Cliffs Chromite Ontario Inc.), including its interest in the Black Thor, Black Label and Big Daddy chromite deposits in Northern Ontario, Canada. On February 1, 2010, we acquired entities from our former partners that held their respective interests in Wabush, thereby increasing our ownership interest from 26.8 percent to 100 percent. On July 30, 2010, we acquired all of the coal operations of privately owned INR Energy, LLC, which we refer to as INR, and, since that date, the operations acquired from INR have been conducted through our wholly owned subsidiary known as CLCC. Results for 2010 include Freewest's, Wabush's and CLCC's results since the respective acquisition dates. As a result of acquiring the remaining ownership interest in Freewest and Wabush, our 2010 results were impacted by realized gains of $38.6 million primarily related to the increase in fair value of our previous ownership interest in each investment held prior to the business acquisition. In December 2010, we completed a legal entity restructuring that resulted in a change to deferred tax liabilities of $78.0 million on certain foreign investments to a deferred tax asset of $9.4 million for tax basis in excess of book basis on foreign investments as of December 31, 2010. A valuation allowance of $9.4 million was recorded against this asset due to the uncertainty of realization. The deferred tax changes were recognized as a reduction to our income tax provision in 2010.
(4)	On July 10, 2012, we entered into a definitive share and asset sale agreement to sell our 45 percent economic interest in the Sonoma joint venture coal mine located in Queensland, Australia. Additionally, on September 27, 2011, we announced our plans to cease and dispose of the operations at the renewaFUEL biomass production facility in Michigan. On January 4, 2012, we entered into an agreement to sell the renewaFUEL assets to RNFL Acquisition LLC. The results of operations of the Sonoma joint venture and renewaFUEL operations are reflected as discontinued operations in the accompanying consolidated financial statements for all periods presented.
(5)	On May 11, 2010, our Board of Directors increased our quarterly common share dividend from $0.0875 to $0.14 per share. The increased cash dividend was paid on June 1, 2010, September 1, 2010 and December 1, 2010 to shareholders on record as of May 14, 2010, August 13, 2010 and November 19, 2010, respectively. In addition, the increased cash dividend was paid on March 1, 2011 and June 1, 2011 to shareholders on record as of February 15, 2011 and April 29, 2011, respectively. On July 12, 2011, our Board of Directors increased the quarterly common share dividend by 100 percent to $0.28 per share. The increased cash dividend was paid on September 1, 2011, December 1, 2011 and March 1, 2012 to our shareholders on record as of the close of business on August 15, 2011, November 18, 2011 and February 15, 2012, respectively. On March 13, 2012, our Board of Directors increased the quarterly common share dividend by 123 percent to $0.625 per share. The increased cash dividend was paid on June 1, 2012, August 31, 2012 and December 3, 2012 to our shareholders on record as of April 27, 2012, August 15, 2012 and November 23, 2012, respectively.

RISK FACTORS

An investment in our common shares involves risk. Prior to making a decision about investing in our common shares, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors, as well as the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which are incorporated herein by reference. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition.

Risks Related to Ownership of Our Common Shares

The price at which our common shares trade may be volatile. Accordingly, shareholders could lose all or part of their investment.

The price at which our common shares trade may be volatile and may fluctuate due to factors such as:

•	our historical and anticipated operating results;
•	variations between our actual results and analyst and investor expectations or changes in financial estimates and recommendations by securities analysts;
•	investor perceptions of our company and comparable public companies; and
•	the cyclical nature of the global integrated steel industry and trends in general market conditions.

Fluctuations may be unrelated to or disproportionate to company performance. These fluctuations may result in a material decline in the trading price of our common shares.

The mandatory convertible preferred stock and the depositary shares may adversely affect the market price of our common shares.

The market price of our common shares is likely to be influenced by the mandatory convertible preferred stock and the depositary shares. For example, the market price of our common shares could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional common shares received upon conversion of the mandatory convertible preferred stock (and, correspondingly, the depositary shares);
•	possible sales of our common shares by investors who view the depositary shares as a more attractive means of equity participation in us than owning our common shares; and
•	hedging or arbitrage trading activity that we expect to develop involving the depositary shares and our common shares.

Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our share price and trading volume.

Research analysts publish their own quarterly projections regarding our operating results. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our share price may decline if we fail to meet securities research analysts’ projections. Similarly, if one or more of the analysts who covers us downgrades our common shares or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

Future sales, or availability for sale, of our common shares by shareholders could depress the market price of our common shares.

No predictions can be made as to the effect, if any, that future sales of our common shares, or the availability of our common shares for future sales, will have on the market price of our common shares. Sales of substantial amounts of our common shares in the public market and the availability of common shares for future sale could adversely affect the prevailing market price of our common shares. This in turn would adversely affect the fair value of our common shares and could impair our future ability to raise capital through an offering of our equity securities.

The concurrent depositary shares offering, and the availability of our common shares for sale in the future, could reduce the market price of our common shares.

Concurrently with this offering, we are offering 27,000,000 depositary shares, plus up to 4,050,000 additional depositary shares if the underwriters exercise their over-allotment option in full. This offering is not conditioned on the closing of the concurrent depositary shares offering, and the concurrent depositary shares offering is not conditioned on the closing of this offering. In addition, in the future, we may issue additional securities to raise capital. We may also acquire interests in other companies by using a combination of cash and our common shares or just our common shares. We may also issue securities convertible into our common shares in addition to the depositary shares and mandatory convertible preferred stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common shares. In addition, sales of a substantial amount of our common shares in the public market, or the perception that these sales may occur, could reduce the market price of our common shares. This could also impair our ability to raise additional capital through the sale of our securities.

Anti-takeover provisions could make it more difficult for a third party to acquire us.

Ohio corporate law provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed “control share acquisition” as defined in the Ohio Revised Code. Assuming compliance with the prescribed notice and information filings, a proposed control share acquisition may be made only if, at a special meeting of shareholders, the acquisition is approved by both a majority of our voting power represented at the meeting and a majority of the voting power remaining after excluding the combined voting of the “interested shares,” as defined in the Ohio Revised Code. The application of these provisions of the Ohio Revised Code could have the effect of delaying or preventing a change of control.

Our board of directors can issue, without approval of the holders of our common shares, preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common shares.

Our board of directors can issue, without approval of the holders of our common shares, preferred stock with voting and (in the case of any preferred stock that is Class A Preferred Stock) conversion rights that could adversely affect the voting power of the holders of our common shares and reduce the likelihood that such holders will receive dividend payments. Such issuance could have the effect of decreasing the market price of our common shares. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change of control or other corporate action.

Our board of directors and management have broad discretion over the use of our cash reserves and might not apply this cash in ways that increase the value of your investment.

We have $195.2 million of cash and cash equivalents as of December 31, 2012. We presently intend to use the majority of our remaining cash reserves and our net proceeds from this offering and the concurrent depositary shares offering for general corporate purposes, including the repayment of borrowings outstanding under our term loan facility. Our board of directors and management have broad discretion to use our cash reserves, and you will be relying on their judgment regarding the application of this cash. Our board of directors and management might not apply the cash in ways that increase the value of your investment. Until we use the cash, we plan to invest it, and these investments may not yield a favorable rate of return. If we do not invest or apply the cash in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $249.3 million from this offering (or $286.6 million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds from this offering, along with the net proceeds from the concurrent offering of depositary shares, for general corporate purposes, including the repayment of borrowings outstanding under our term loan facility.

As of December 31, 2012, $847.1 million was outstanding under our term loan facility. Borrowings under our term loan facility, which mature on May 10, 2016, bear interest at a floating rate based upon a negotiated base rate or the LIBOR rate plus a margin based on our leverage ratio.

Pending final use, we may invest the net proceeds from this offering, along with the net proceeds from the concurrent offering of depositary shares, in short-term, investment grade, interest-bearing securities.

The offering of our common shares pursuant to this prospectus supplement and the accompanying prospectus is not contingent upon the closing of our depositary shares offering, and the concurrent offering of our depositary shares is not contingent upon the closing of the offering of our common shares hereunder.

Affiliates of certain of the underwriters are lenders under our term loan facility and will receive a portion of the net proceeds from this offering. Consequently, this offering will be conducted in accordance with the requirements of FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2012:

•	on a historical basis; and
•	as adjusted to give effect to this offering, the concurrent issuance and sale by us of 27,000,000 of our depositary shares at a price of $25.00 per share in the concurrent depositary shares offering and the use of the net proceeds therefrom as described under “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements, the related notes and other financial information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus supplement, as well as the other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2012
(Dollars in millions)	Actual	As adjusted
Cash and cash equivalents	$195.2	$252.1
Capitalization:
Revolving credit facility(1)	$325.0	$325.0
Term loan	847.1	—
Other long-term debt (including current portion)	2,882.7	2,882.7
Shareholders' equity
Preferred stock, Class A, without par value; 3,000,000 shares authorized and 0 shares issued and outstanding, actual; 3,000,000 shares authorized and 675,000 shares issued and outstanding, as adjusted	—	654.8
Preferred stock, Class B, without par value; 4,000,000 shares authorized and 0 shares issued and outstanding, actual; 4,000,000 shares authorized and 0 shares issued and outstanding, as adjusted	—	—
Common shares, $0.125 par value; 400,000,000 shares authorized and 149,195,469 shares issued and 142,496,155 shares outstanding, actual; 400,000,000 shares authorized and 158,195,469 shares issued and 151,496,155 shares outstanding, as adjusted	18.5	19.6
Capital in excess of par value	1,774.7	2,022.8
Retained earnings	3,217.7	3,217.7
Cost of treasury shares	(322.6)	(322.6)
Accumulated other comprehensive loss	(55.6)	(55.6)
Total Cliffs shareholders’ equity	4,632.7	5,536.7
Total capitalization	$8,687.5	$8,744.4

(1)	As of December 31, 2012, $325.0 million was outstanding under the revolving credit facility and the principal amount of letter of credit obligations totaled $27.7 million, and we could borrow an additional $504.9 million and remain in compliance with the covenants under the revolving credit facility ($1,397.3 million after giving effect to the recent amendment to the agreement governing the revolving credit facility).

PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

Our common shares are listed on the New York Stock Exchange and NYSE Euronext Paris under the symbol “CLF.” The following table sets forth, for the period indicated, the high and low sales prices per common share as reported on the New York Stock Exchange and the dividends declared per common share.

	Price Range of Common Shares
	High	Low	Dividends
2011
First Quarter	$101.62	$79.15	$0.14
Second Quarter	$102.48	$80.37	$0.14
Third Quarter	$102.00	$51.08	$0.28
Fourth Quarter	$74.38	$47.31	$0.28
2012
First Quarter	$78.85	$59.40	$0.28
Second Quarter	$71.60	$44.40	$0.625
Third Quarter	$50.89	$32.25	$0.625
Fourth Quarter	$46.50	$28.05	$0.625
2013
First Quarter (through February 14, 2013)	$40.40	$29.02	$0.15

The last reported sale price of our common shares on the New York Stock Exchange on February 14, 2013, was $29.48 per share.

Holders of our common shares are entitled to receive such dividends as our board of directors from time to time may declare out of funds legally available therefore. Our board of directors has no obligation to declare dividends under Ohio law or our Second Amended Articles of Incorporation, as amended. Any determination by our board of directors to pay dividends in the future will be based on various factors, including our financial condition, results of operations and current and anticipated cash needs.

Any future determination to pay dividends, including on our mandatory convertible preferred stock, will be at the discretion of our board of directors and will depend upon then-existing conditions, including our operating results and our financial condition, capital requirements, contractual restrictions, business prospects and other factors that our board of directors may deem relevant. So long as any shares of our mandatory convertible preferred stock remain outstanding, no dividend or distribution may be declared or paid on our common shares unless all accrued and unpaid dividends have been paid on shares of our mandatory convertible preferred stock, subject to exceptions, such as dividends on our common shares payable solely in our common shares.

DESCRIPTION OF COMMON SHARES

The following is a summary of the terms and provisions of our common shares. The rights of our shareholders are governed by the Ohio Revised Code, our Second Amended Articles of Incorporation, as amended, and Regulations. This summary is not a complete description of the terms of our common shares and is qualified by reference to our governing corporate instruments and the applicable provisions of Ohio law. To obtain a copy of our Second Amended Articles of Incorporation, as amended, and Regulations, see “Where You Can Find More Information.”

Common shares

We currently have authorized 400,000,000 common shares, par value $0.125 per share. The holders of our common shares are entitled to one vote for each share on all matters upon which shareholders have the right to vote and, upon proper notice, are entitled to cumulative voting rights in the election of directors. Our common shares do not have any preemptive rights, are not subject to redemption and do not have the benefit of any sinking fund. Holders of our common shares are entitled to receive such dividends as our directors from time to time may declare out of funds legally available therefore. Entitlement to dividends is subject to the preferences granted to other classes of securities we have or may have outstanding in the future. In the event of our liquidation, holders of our common shares are entitled to share in any of our assets remaining after satisfaction in full of our liabilities and satisfaction of such dividend and liquidation preferences as may be possessed by the holders of other classes of securities we have or may have outstanding in the future.

The transfer agent and registrar for our common shares is Wells Fargo Bank, N.A.

Ohio control share acquisition statute

The Ohio Control Share Acquisition Statute requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within 10 days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs. The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to a corporation. Neither our Second Amended Articles of Incorporation, as amended, nor our Regulations contain a provision opting out of this statute.

Ohio interested shareholder statute

Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:

•	the articles of incorporation expressly provide that the corporation is not subject to the statute (we have not made this election); or
•	the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.

After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding.

CONCURRENT OFFERING OF DEPOSITARY SHARES

Concurrently with this offering of common shares, we are offering, by means of a separate prospectus supplement and accompanying prospectus, 27,000,000 of our depositary shares (or 31,050,000 of our depositary shares, if the underwriters in that offering exercise their over-allotment option in full), each of which represents a 1/40th interest in a share of our 7.00% Series A Mandatory Convertible Preferred Stock, Class A, without par value, which we refer to in this prospectus supplement as our mandatory convertible preferred stock. We will deposit the shares of our mandatory convertible preferred stock represented by our depositary shares pursuant to a deposit agreement among us, Wells Fargo Bank, N.A., acting as bank depositary, and the holders from time to time of the depositary shares. Each depositary share entitles the holder of such depositary share, through the bank depositary, to a proportional fractional interest in the rights and preferences of such share of mandatory convertible preferred stock, including conversion, dividend, liquidation and voting rights, subject to the terms of the deposit agreement. The mandatory convertible preferred stock will be a series of our Class A Preferred Stock.

The shares of mandatory convertible preferred stock will be convertible into an aggregate of up to 23,276,700 of our common shares (or up to 26,768,205 of our common shares, if the underwriters in that offering exercise their over-allotment option in full), in each case subject to anti-dilution, make-whole and other adjustments, as described in the prospectus supplement related to the offering of our depositary shares and assuming we pay all dividends on our mandatory convertible preferred stock in cash.

Affiliates of each of the underwriters in the offering of our depositary shares are lenders under our term loan facility and will receive a portion of the net proceeds from that offering. Consequently, the offering of our depositary shares will be conducted in accordance with the requirements of FINRA Rule 5121.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of U.S. federal income and estate tax considerations related to the ownership and disposition of our common shares by a Non-U.S. Holder, as defined below, that acquires our common shares pursuant to this offering. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, and currently effective administrative rulings and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion is limited to beneficial owners of common shares that will hold the common shares as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all U.S. federal income and estate tax considerations that may be applicable to beneficial owners’ particular circumstances or to beneficial owners that may be subject to special tax rules, such as, for example:

•	banks, insurance companies, or other financial institutions;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt organizations;
•	brokers and dealers in securities or commodities;
•	U.S. expatriates or former long-term residents of the United States;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	persons that will hold our common shares as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;
•	persons deemed to sell our common shares under the constructive sale provisions of the Code; or
•	entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities, or investors in such entities.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes owns common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are an entity or arrangement classified as a partnership for U.S. federal income tax purposes that will own common shares or a partner of such a partnership, you are urged to consult your own tax advisors regarding the tax consequences to you of owning and disposing of the common shares.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common shares that is an individual, corporation, estate or trust and that is not a “U.S. person.” For this purpose and as used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity taxed as a corporation) created or organized (or treated as created or organized) in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Prospective purchasers of common shares are urged to consult their own tax advisors with respect to the application of U.S. federal income and estate tax laws to their particular situations as well as any tax considerations arising under other U.S. federal tax laws (such as the gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Distributions on Common Shares

If we pay cash or distribute property to beneficial owners of our common shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the beneficial owner’s adjusted tax basis in our common shares. Any remaining excess will be treated as gain from the sale or exchange of the common shares and will be treated as described under “— Sale, Exchange or Other Taxable Disposition of Common Shares” below.

Dividends paid to a Non-U.S. Holder that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to (i) complete Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form) and certify under penalties of perjury that it is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (ii) if our common shares are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations. These forms may need to be updated periodically. A Non-U.S. Holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, are subject to U.S. federal income tax on a net-income basis at the U.S. federal income tax rates generally applicable to a U.S. person and are not subject to withholding of U.S. federal income tax, provided that the Non-U.S. Holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements. Any such dividends (and, if required, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) received by a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Sale, Exchange or Other Taxable Disposition of Common Shares

Any gain recognized by a Non-U.S. Holder on a sale, exchange or other taxable disposition of our common shares generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States),
•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or
•	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes and the Non-U.S. Holder is not eligible for an exemption under an applicable income tax treaty or otherwise as described below.

Gain described in the first bullet point above will be subject to tax at the U.S. federal income tax rates generally applicable to a U.S. person, and such Non-U.S. Holder will be required to file a U.S. tax return. Any gain of a corporate Non-U.S. Holder that is described in the first bullet above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. Holder described in the second bullet point above generally will be subject to U.S. federal income tax at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain recognized on the sale, exchange or other disposition of our common stock, which may be offset by certain U.S.-source capital losses (even though such individual is not considered a resident of the United States) during the taxable year of disposition.

With respect to the third bullet point above, a U.S. corporation is generally a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe we currently are likely a USRPHC. However, if and so long as our common stock continues to be “regularly traded on an established securities market,” as defined by applicable Treasury Regulations, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to such gain if the Non-U.S. Holder held, directly or constructively (by application of certain attribution rules), at all times during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the common shares, 5% or less of our common shares. Our common stock is currently listed on the NYSE and we believe that, for as long as our common stock continues to be so listed, our common shares will be treated as “regularly traded on an established market.” If a Non-U.S. Holder held more than 5% of our common shares during the relevant period and if we are a USRPHC (as described above) at any time during the relevant period, such Non-U.S. Holder generally will be subject to tax on the net gain derived from a taxable disposition at the U.S. federal income tax rates generally applicable to a U.S. person. Non-U.S. Holders are urged to consult their own tax advisors regarding the potential applicability of these rules as well as any income tax treaty in their particular circumstances.

U.S. Federal Estate Tax

Our common shares owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each Non-U.S. Holder of our common shares the amount of dividends paid to such Non-U.S. Holder on our common shares and the tax, if any, withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common shares to or through the U.S. office (and in certain cases, the foreign office) of a broker, unless the Non-U.S. Holder establishes that it is not a U.S. person.

Under some circumstances, Treasury Regulations may require backup withholding of U.S. federal income tax, currently at a rate of 28%, on dividends and gross proceeds with respect to our common shares. A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to dividends, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if the payor has actual knowledge, or reason to know, that a beneficial owner is a U.S. person. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such Non-U.S. Holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Additional FATCA Withholding for Certain Payments to Non-U.S. Entities

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as “FATCA”), when applicable, will impose a U.S. federal withholding tax of 30% on dividends on our common stock and gross proceeds from the disposition of our common stock, paid to (i) “foreign financial institutions” (as defined in Section 1471 of the Code) unless they agrees to collect and disclose to the IRS information regarding direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. If the payee is a foreign financial institution, to avoid this tax it must (a) establish that it is entitled to an exemption, or (b) enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In certain circumstances, if a foreign financial institution is not exempt from this tax, a beneficial owner may be eligible for refunds or credits of this tax. Under recently issued final Treasury Regulations, the withholding obligations described above will apply to payments of dividends on our common stock made on or after January 1, 2014, and to payments of gross proceeds from a sale or other disposition of our common shares on or after January 1, 2017. Prospective Non-U.S. Holders should consult their own tax advisors regarding the implications of FATCA and the recently issued Treasury Regulations on their investment in our common shares.

Prospective purchasers of common shares are urged to consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of common shares, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the common shares described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of common shares listed next to its name in the following table:

Name	Number of Common Shares
J.P. Morgan Securities LLC	3,780,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,330,000
Citigroup Global Markets Inc.	900,000
Wells Fargo Securities, LLC	270,000
BMO Capital Markets Corp.	180,000
KeyBanc Capital Markets Inc.	180,000
PNC Capital Markets LLC	180,000
HSBC Securities (USA) Inc.	90,000
The Huntington Investment Company	90,000
Total	9,000,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any common shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.7395 per common share. After the initial public offering of the common shares, the offering price and other selling terms may be changed by the underwriters. Sales of common shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,350,000 additional common shares from us to cover sales of common shares by the underwriters which exceed the number of common shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any common shares are purchased with this option to purchase additional shares, the underwriters will purchase common shares in approximately the same proportion as shown in the table above. If any additional common shares are purchased, the underwriters will offer the additional common shares on the same terms as those on which the common shares are being offered.

The underwriting fee is equal to the public offering price per common share less the amount paid by the underwriters to us per common share. The underwriting fee is $1.305 per common share. The following table shows the per common share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional common shares.

	Without exercise	With full exercise
Per Common Share	$1.305	$1.305
Total	$11,745,000	$13,506,750

We estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $400,000.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of common shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any common shares or any securities convertible into or exercisable or exchangeable for our common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of common shares, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 90 days after the date of this prospectus supplement, other than (1) common shares to be sold pursuant to this offering, (2) the concurrent offering of our depositary shares, each representing a 1/40th interest in a share of our mandatory convertible preferred stock, the mandatory preferred stock and the common shares into which the mandatory convertible stock is convertible, (3) common shares issued upon the exercise or settlement of any equity awards under our equity compensation plans existing on the date of the agreement, (4) the grant of options or other equity awards under our equity compensation plans existing on the date of the agreement and (5) common shares to be sold to our deferred compensation plans and savings plans existing on the date of the agreement. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, except that such extension will not apply if, within three business days prior to the 15th calendar day before the last day of the 90-day period, we deliver a certificate, signed by our Chief Financial Officer or Chief Executive Officer, certifying on our behalf that the common shares are “actively traded securities” (as defined in Regulation M) and each of the underwriters has Rule 139 under the Rules and Regulations of the Securities Act of 1933, available to them for publications or distributions of research reports about us.

Our directors and executive officers have entered into lock-up agreements with the underwriters pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for common shares (including, without limitation, common shares or such other securities which may be deemed to be beneficially owned by such directors and officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition; (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common shares or such other securities, regardless of whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of common shares or such other securities, in cash or otherwise; or (3) make any demand for or exercise any right with respect to the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares; in each case other than (A) the transfer of common shares to us to satisfy any payment or withholding obligations in connection with the vesting, exercise or settlement of any equity awards under our equity compensation plans existing on the date of the agreement; (B) the transfer of common shares by will or intestacy; (C) transfers of common shares as a bona fide gift or gifts; (D) transfers of common shares to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (“immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); and (E) the establishment of, but not any sales pursuant to, a Rule 10b5-1 plan; provided that in the case of any transfer or distribution pursuant to clause (B), (C) or (D), each transferee shall execute and deliver to J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated a lock-up letter in the form of this paragraph; provided, further, that in the case of any transfer or distribution, no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 90-day restricted period referred to above or for transfers made pursuant to clause (A) above a filing on Form 4 made when required); provided, further, that in the case of any establishment of a Rule 10b5-1 plan, no filing by any party under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such establishment of a Rule 10b5-1 plan (other than any disclosure in a filing pursuant to Section 16 of the Exchange Act) without the written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, unless such party is required to do so by applicable law or the rules and regulations of any applicable stock exchange upon which the common shares of Cliffs are listed; and provided further that during the period beginning on the earlier of (i) the date on which the underwriters exercise their option to purchase additional shares or (ii) the date that is 20 days after the date of this prospectus supplement, and ending on the last day of the 90 day restricted period, the restrictions set forth in this paragraph shall only apply with respect to eighty- percent (80%) of the common shares held by our directors and executive officers as of the date of the agreement. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, except that such extension will not apply if, within three business days prior to the 15th calendar day before the last day of the 90-day period, we deliver a certificate, signed by our Chief Financial Officer or Chief Executive Officer, certifying on our behalf that the common shares are “actively traded securities” (as defined in Regulation M) and each of the underwriters has Rule 139 under the Rules and Regulations of the Securities Act of 1933, available to them for publications or distributions of research reports about us.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling common shares in the open market for the purpose of preventing or retarding a decline in the market price of the common shares while this offering is in progress. These stabilizing transactions may include making short sales of common shares, which involves the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering, and purchasing common shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing common shares in the open market. In making this determination, the underwriters will consider, among other things, the price of common shares available for purchase in the open market compared to the price at which the underwriters may purchase common shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase common shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common shares, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those common shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common shares or preventing or retarding a decline in the market price of the common shares, and, as a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common shares offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such common shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the EEA

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of common shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the common shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of common shares may be made to the public in that Relevant Member State at any time:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or
C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a qualified investor as defined in the Prospectus Directive, and (B) in the case of any common shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the common shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where common shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors as defined in the Prospectus Directive, the offer of those common shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any common shares to be offered so as to enable an investor to decide to purchase any common shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”) received by it in connection with the issue or sale of common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, Cliffs or the common shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in France

This prospectus supplement (including any amendment, supplement or replacement thereto) is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier).

This prospectus supplement has not been and will not be submitted to the French Autorité des marchés financiers (“AMF”) for approval in France and accordingly may not and will not be distributed to the public in France.

Pursuant to Article 211-3 of the AMF General Regulation, French residents are hereby informed that:

1.	the transaction does not require a prospectus to be submitted for approval to the AMF;
2.	persons or entities referred to in Point 2°, Section II of Article L.411-2 of the Monetary and Financial Code may take part in the transaction solely for their own account, as provided in Articles D. 411-1, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Monetary and Financial Code; and
3.	the financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code.

This prospectus supplement is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus supplement. This prospectus supplement has been distributed on the understanding that such recipients will only participate in the issue or sale of common shares of Cliffs for their own account and undertake not to transfer, directly or indirectly, common shares of Cliffs to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

Conflicts of Interest

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future, various financial advisory and/or derivatives, commercial banking or investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, affiliates of each underwriter are parties to and lenders under our amended and restated multicurrency credit agreement and affiliates of each underwriter except The Huntington Investment Company and HSBC Securities (USA) Inc. are parties to and lenders under our term loan facility. Our amended and restated multicurrency credit agreement and our term loan facility were negotiated on an arms’ length basis and contain customary terms pursuant to which the lenders receive customary fees. Because at least 5% of the net proceeds of this offering, not including underwriting compensation, may be used to repay the amounts outstanding under our term loan facility extended by affiliates of each underwriter except The Huntington Investment Company and HSBC Securities (USA) Inc., such underwriters will be considered to have a “conflict of interest” with us in regards to this offering under FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc. Because of the manner in which the proceeds may be used, the offering will be conducted in accordance with FINRA Rule 5121. Each underwriter except The Huntington Investment Company and HSBC Securities (USA) Inc. will not confirm sales of the common shares to any account over which they exercise discretionary authority without the prior written consent of the customer.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the common shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the common shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Jones Day will pass upon the validity of the common shares for Cliffs. Certain legal matters relating to the offering of the common shares will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Cliffs Natural Resources Inc.’s Annual Report on Form 10-K and the effectiveness of Cliffs Natural Resources Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The information incorporated in this prospectus concerning estimates of our proven and probable reserves for our (a) Hibbing Taconite and Bloom Lake properties and (b) Cliffs Logan County Coal and Pinnacle properties was derived from the reports of SRK Consulting (U.S.), Inc. and Cardno MM&A, respectively, and has been incorporated herein upon the authority of SRK Consulting (U.S.), Inc. and Cardno MM&A, respectively, as experts with respect to the matters covered by such reports and in giving such reports.

The information incorporated in this prospectus concerning our mineralized material estimates for our (a) Decar, (b) Labrador Trough South and (c) Freewest properties was derived from the reports of Caracle Creek International Consulting Inc., G H Wahl & Associates Consulting and Sibley Basin Group Geological Consulting Services Ltd., respectively, and has been incorporated herein upon the authority of Caracle Creek International Consulting Inc., G H Wahl & Associates Consulting and Sibley Basin Group Geological Consulting Services Ltd., respectively, as experts with respect to the matters covered by such reports and in giving such reports.

Prospectus

Cliffs Natural Resources Inc.

Common Shares
Preferred Stock
Depositary Shares
Warrants
Subscription Rights
Debt Securities
Units

We may offer and sell from time to time our common shares, preferred stock, depositary shares, warrants, subscription rights and debt securities, as well as units that include any of these securities.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” on page 10 of this prospectus and the information included and incorporated by reference in this prospectus.

Our common shares are listed on the New York Stock Exchange and the Professional Segment of NYSE Euronext Paris under the symbol “CLF.” If we decide to seek a listing of any securities offered by this prospectus, we will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2013.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.

This prospectus provides you with a general description of the securities we may offer. Each time we sell such securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “our” or “Cliffs” or other similar terms mean Cliffs Natural Resources Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our website at www.cliffsnaturalresources.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2012; and
•	Current Reports on Form 8-K, as filed with the SEC on January 3, 2013, January 4, 2013, January 18, 2013 and January 24, 2013.

We do not and will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports. You may obtain copies of these filings without charge by accessing the investor relations section of www.cliffsnaturalresources.com or by requesting the filings in writing or by telephone at the following address and telephone number.

Cliffs Natural Resources Inc.
Investor Relations
200 Public Square
Suite 3300
Cleveland, Ohio 44114
Telephone Number: (216) 694-5700

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this prospectus or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations of our directors or our officers with respect to: our future financial condition; results of operations or prospects; estimates of our economic iron ore and coal reserves; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:

•	uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China;
•	trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices;
•	our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited, or Consolidated Thompson);
•	our ability to successfully identify and consummate any strategic investments and complete planned divestitures;
•	the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration;
•	the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all;
•	our ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism;
•	the impact of price-adjustment factors on our sales contracts;
•	changes in sales volume or mix;
•	our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve;
•	the impact of our customers using other methods to produce steel or reducing their steel production;
•	events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets;
•	the results of prefeasibility and feasibility studies in relation to projects;
•	impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes;
•	our ability to cost effectively achieve planned production rates or levels;
•	uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events;

•	adverse changes in currency values, currency exchange rates, interest rates and tax laws;
•	availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans;
•	our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms;
•	risks related to international operations;
•	availability of capital equipment and component parts;
•	potential existence of significant deficiencies or material weakness in our internal control over financial reporting;
•	problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and
•	other risks described in our reports filed with the SEC.

These factors and the other risk factors described in this prospectus, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

OUR BUSINESS

Cliffs Natural Resources Inc. traces its corporate history back to 1847. Today, we are an international mining and natural resources company. A member of the S&P 500 Index, we are a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Driven by the core values of safety, social, environmental and capital stewardship, our associates across the globe endeavor to provide all stakeholders operating and financial transparency. We are organized through a global commercial group responsible for sales and delivery of our products and a global operations group responsible for the production of the minerals that we market. Our operations are organized according to product category and geographic location: U.S. Iron Ore, Eastern Canadian Iron Ore, North American Coal, Asia Pacific Iron Ore, Latin American Iron Ore, Ferroalloys and our Global Exploration Group.

In the United States, we operate five iron ore mines in Michigan and Minnesota, six metallurgical coal mines located in West Virginia and Alabama, and one thermal coal mine located in West Virginia. We also operate two iron ore mines in Eastern Canada. Our Asia Pacific operations consist solely of our Koolyanobbing iron ore mining complex in Western Australia as of December 31, 2012. Our 50 percent equity interest in Cockatoo Island, an iron ore mine, and our 45 percent economic interest in Sonoma, a coking and thermal coal mine, also were included in these operations through their sale dates in the third and fourth quarters of 2012, respectively. In Latin America, we have a 30 percent interest in Amapá, a Brazilian iron ore operation, the sale of which our Board of Directors approved in December 2012, and, in Ontario, Canada, we have a major chromite project that advanced to the feasibility study stage of development in May of 2012. In addition, our Global Exploration Group is focused on early involvement in exploration activities to identify new world-class projects for future development or projects that add significant value to existing operations.

Our principal executive offices are located at 200 Public Square, Suite 3300, Cleveland, Ohio 44114. Our main telephone number is (216) 694-5700, and our website address is www.cliffsnaturalresources.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q, which have been or will be incorporated by reference into this document. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities to which this prospectus relates for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;
•	additions to working capital;
•	capital expenditures; and
•	acquisitions.

Pending any specific application, we may initially invest funds in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Year ended December 31,
	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	—	11.0x	18.2x	5.9x	14.3x
Ratios of earnings to combined fixed charges and preferred stock dividends	—	11.0x	18.2x	5.9x	13.9x

“Fixed charges” represent interest expense, capitalized interest, acceleration of debt issuance costs and the interest portion of rental expense. “Earnings” represent the consolidated pretax income from continuing operations before extraordinary items (excluding undistributed earnings of non-consolidated affiliates), net adjustments for capitalized interest and fixed charges deducted from earnings. For the year ended December 31, 2012, there was a deficiency of earnings to cover the fixed charges of $902.9 million. The insufficient earnings were primarily due to the adverse impact of impairment charges, establishment of valuation allowances against certain deferred tax assets and unfavorable spending, which were partially offset by total increased iron ore and coal production sales volumes at most of our operations around the world.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the terms and provisions of our capital stock. The rights of our shareholders are governed by the Ohio Revised Code, our Second Amended Articles of Incorporation, which we refer to as our Articles of Incorporation, and our Regulations, which we refer to as our regulations. This summary is qualified by reference to our governing corporate instruments to which we have referred you and applicable provisions of Ohio law. To obtain a copy of our Articles of Incorporation and regulations, see “Where You Can Find More Information.”

Common Shares

We have authorized 400,000,000 common shares, par value $0.125 per share. The holders of our common shares are entitled to one vote for each share on all matters upon which shareholders have the right to vote and, upon proper notice, are entitled to cumulative voting rights in the election of directors. Our common shares do not have any preemptive rights, are not subject to redemption and do not have the benefit of any sinking fund. Holders of our common shares are entitled to receive such dividends as our directors from time to time may declare out of funds legally available therefore. Entitlement to dividends is subject to the preferences granted to other classes of securities we have or may have outstanding in the future. In the event of our liquidation, holders of our common shares are entitled to share in any of our assets remaining after satisfaction in full of our liabilities and satisfaction of such dividend and liquidation preferences as may be possessed by the holders of other classes of securities we have or may have outstanding in the future.

The transfer agent and registrar for our common shares is Wells Fargo Bank, N.A.

Preferred Stock

We have authorized 3,000,000 shares of serial preferred stock, Class A, without par value, which we refer to as Class A Preferred Stock, and 4,000,000 shares of serial preferred stock, Class B, without par value, which we refer to as Class B Preferred Stock. Under our Articles of Incorporation, our board of directors can issue, without further shareholder action, up to 3,000,000 shares of Class A Preferred Stock and up to 4,000,000 shares of Class B Preferred Stock, which we refer to collectively as Preferred Stock, in each case, with such rights and restrictions as set forth as the express terms of the Class A Preferred Stock and the Class B Preferred Stock, respectively, in our Articles of Incorporation and with such additional provisions as our board of directors may determine, including dividend, redemption, sinking fund, liquidation and conversion (with respect to Class A Preferred Stock only) rights, and additional restrictions.

In some cases, the issuance of Preferred Stock could delay, defer or prevent a change in control and make it harder to remove present management, without further action by our shareholders. Under some circumstances, Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of our common shares if we liquidate or dissolve and could also restrict or limit dividend payments to holders of our common shares.

Class A Preferred Stock

Dividends

The holders of Class A Preferred Stock of each series, in preference to the holders of common shares and of any other class of shares ranking junior to the Class A Preferred Stock, shall be entitled to receive out of any funds legally available therefor and when and as declared by our board of directors, dividends in cash at the rate for such series fixed in accordance with the provisions of our Articles of Incorporation, payable on the dividend payment dates fixed for such series. Accumulations of dividends, if any, shall not bear interest.

Redemption

Subject to the express terms of each series of Class A Preferred Stock and to the provisions of our Articles of Incorporation, we (i) may, from time to time, redeem all or any part of the Class A Preferred Stock of any series at the time outstanding at the option of our board of directors at the applicable redemption price for such series fixed in accordance with the provisions of our Articles of Incorporation, and (ii) shall, from time to time, make such redemptions of the Class A Preferred Stock of any series as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of our Articles of Incorporation, together in each case with (A) all then accrued and unpaid dividends upon such shares for all dividend payment dates on or prior to the redemption date and (B) if the redemption date is not a dividend payment date for such series, a proportionate dividend, based on the number of elapsed days, for the period from the day after the most recent such dividend payment date through the redemption date.

Liquidation

The holders of Class A Preferred Stock of any series, shall, in case of our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, be entitled to receive in full, out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to the Class A Preferred Stock, the amounts fixed with respect to shares of such series in accordance with our Articles of Incorporation.

Voting

The holders of Class A Preferred Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and, except as otherwise provided in our Articles of Incorporation or required by law, the holders of Class A Preferred Stock and the holders of common shares shall vote together as one class on all matters presented to the shareholders. If we default in the payment of dividends on any series of Class A Preferred Stock outstanding, in an amount equal to six full quarterly dividends on any such series, whether or not consecutive and whether or not declared, the holders of Class A Preferred Stock will have the right to elect two directors to our board of directors. Such directors will remain until all accrued and unpaid dividends on all series of Class A Preferred Stock then outstanding have been paid or, in the case of non-cumulative dividends, until full dividends on all series of Class A Preferred Stock then outstanding have been paid for one year.

Except as provided in our Articles of Incorporation, the affirmative vote of the holders of at least 2/3 of the Class A Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	any amendment, alteration or repeal of our Articles of Incorporation or the Regulations that adversely affects the preferences or voting or other rights of the holders of Class A Preferred Stock;
•	the authorization, creation or increase in the authorized amount of any shares of any class or any security convertible into any class, in either case, ranking prior to the Class A Preferred Stock; or
•	the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Class A Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Class A Preferred Stock, unless all dividends on all Class A Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

The affirmative vote of the holders of at least a majority of the shares of Class A Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	our consolidation or merger with or into any other corporation to the extent any such consolidation or merger shall be required, pursuant to any applicable statute, to be approved by the holders of the shares of Class A Preferred Stock voting separately as a class; or
•	the authorization of any shares ranking on a parity with the Class A Preferred Stock or an increase in the authorized number of shares of Class A Preferred Stock.

Conversion

The Board may create one or more series of Class A Preferred Stock that may be convertible into common shares, upon the terms as our board of directors may fix, as provided by our Articles of Incorporation.

Class B Preferred Stock

Dividends

The holders of Class B Preferred Stock of each series, in preference to the holders of common shares and of any other class of shares ranking junior to the Class B Preferred Stock, shall be entitled to receive out of any funds legally available therefor and when and as declared by the board of directors dividends in cash at the rate for such series fixed in accordance with the provisions of our Articles of Incorporation, payable on the dividend payment dates fixed for such series. Accumulations of dividends, if any, shall not bear interest.

Redemption

Subject to the express terms of each series of Class B Preferred Stock and to the provisions of our Articles of Incorporation, we (i) may, from time to time, redeem all or any part of the Class B Preferred Stock of any series at the time outstanding at the option of the board of directors at the applicable redemption price for such series fixed in accordance with the provisions of our Articles of Incorporation, and (ii) shall, from time to time, make such redemptions of the Class B Preferred Stock of any series as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of our Articles of Incorporation, together in each case with (A) all then accrued and unpaid dividends upon such shares for all dividend payment dates on or prior to the redemption date and (B) if the redemption date is not a dividend payment date for such series, a proportionate dividend, based on the number of elapsed days, for the period from the day after the most recent such dividend payment date through the redemption date.

Liquidation

The holders of Class B Preferred Stock of any series, shall, in case of our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, be entitled to receive in full out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to the Class B Preferred Stock, the amounts fixed with respect to shares of such series in accordance with our Articles of Incorporation.

Voting

Except as provided in our Articles of Incorporation, or as required by law, the holders of Class B Preferred Stock shall not be entitled to vote. If we default in the payment of dividends on any series of Class B Preferred Stock outstanding, in an amount equal to six full quarterly dividends on any such series, whether or not consecutive and whether or not declared, the holders of Class B Preferred Stock will have the right to elect two directors to our board of directors. Such directors will remain until all accrued and unpaid dividends on all series of Class B Preferred Stock then outstanding have been paid or, in the case of non-cumulative dividends, until full dividends on all series of Class B Preferred Stock then outstanding have been paid for one year.

Except as provided in our Articles of Incorporation, the affirmative vote of the holders of at least 2/3 of the Class B Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	any amendment, alteration or repeal of our Articles of Incorporation or the Regulations that adversely affects the preferences or voting or other rights of the holders of Class B Preferred Stock;
•	the authorization, creation or increase in the authorized amount of any shares of any class or any security convertible into any class, in either case, ranking prior to the Class B Preferred Stock; or
•	the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Class B Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Class B Preferred Stock, unless all dividends on all Class B Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

The affirmative vote of the holders of at least a majority of the shares of Class B Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	our consolidation or merger with or into any other corporation to the extent any such consolidation or merger shall be required, pursuant to any applicable statute, to be approved by the holders of the shares of Class A Preferred Stock voting separately as a class; or
•	the authorization of any shares ranking on a parity with the Class B Preferred Stock or an increase in the authorized number of shares of Class B Preferred Stock.

Conversion

Class B Preferred Stock may not be convertible into common shares or into shares of any other class or series of ours.

Ohio Control Share Acquisition Statute

The Ohio Control Share Acquisition Statute requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within 10 days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs. The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to a corporation. Neither our Second Amended Articles of Incorporation nor our regulations contain a provision opting out of this statute.

Ohio Interested Shareholder Statute

Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:

•	the articles of incorporation expressly provide that the corporation is not subject to the statute (we have not made this election); or
•	the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.

After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer depositary shares representing fractional shares of our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares that we may offer pursuant to this prospectus. The particular terms of the depositary shares, including the fraction of a preferred share that such depositary share will represent, and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement.

The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the bank depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the shares of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred stock will be made available to the holders of depositary shares.

The following description is a general summary of some common provisions of a deposit agreement and the related depositary receipts. The description below and in any prospectus supplement does not include all of the terms of the deposit agreement and the related depositary receipts. Copies of the form of deposit agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the deposit agreement and the related depositary receipts, see “Where You Can Find More Information.”

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute these dividends to the record holders of these depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell this property and distribute the net proceeds from this sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by the holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing this preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless this amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed; or
•	there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of us and this distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of preferred stock will not be issued. If the depositary receipts delivered by a holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control from performing our obligations under the deposit agreement. The obligations of the bank depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or shares of preferred stock unless reasonably satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and the successor’s acceptance of this appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the deposit agreement.

DESCRIPTION OF WARRANTS

General

We may issue warrants for the purchase of common shares, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the warrants that we may offer pursuant to this prospectus. The particular terms of the warrants and the extent, if any, to which the general terms and provisions may apply to the warrants so offered will be described in the applicable prospectus supplement.

Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A copy of the forms of the warrant agreement and the warrant certificate relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the warrant agreement and the related warrant certificate, see “Where You Can Find More Information.”

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;
•	the offering price for the warrants, if any;
•	the aggregate number of the warrants;
•	the designation and terms of the debt securities purchasable upon exercise of the warrants;
•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;
•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;
•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;
•	the dates on which the right to exercise the warrants will commence and expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;
•	information relating to book-entry procedures, if any;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, a discussion of material United States federal income tax considerations;
•	anti-dilution provisions of the warrants, if any;
•	redemption or call provisions, if any, applicable to the warrants;
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and
•	any other information we think is important about the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to issue common shares, preferred stock or depositary shares will describe the terms of the common shares warrants, preferred stock warrants and depositary share warrants, including the following:

•	the title of the warrants;
•	the offering price for the warrants, if any;
•	the aggregate number of the warrants;
•	the designation and terms of the common shares, preferred stock or depositary shares that may be purchased upon exercise of the warrants;
•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;
•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•	the number of shares of common shares or preferred stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;
•	the dates on which the right to exercise the warrants commence and expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, a discussion of material United States federal income tax considerations;
•	anti-dilution provisions of the warrants, if any;
•	redemption or call provisions, if any, applicable to the warrants;
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and
•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of common shares, shares of preferred stock or depositary shares or the principal amount of debt securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our common shares, preferred stock, depositary shares or debt securities, the holder will not have any rights as a holder of our common shares, preferred stock, depositary shares or debt securities, as the case may be, by virtue of ownership of warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue to our stockholders subscription rights to purchase our common shares, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the subscription rights that we may offer pursuant to this prospectus. The particular terms of the subscription rights and the extent, if any, to which the general terms and provisions may apply to the subscription rights so offered will be described in the applicable prospectus supplement.

Subscription rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering, or offer these securities to other parties who are not our stockholders. A copy of the form of subscription rights certificate will be filed with the SEC each time we issue subscription rights, and you should read that document for provisions that may be important to you. For more information on how you can obtain a copy of any subscription rights certificate, see “Where You Can Find More Information.”

The applicable prospectus supplement relating to any subscription rights will describe the terms of the offered subscription rights, including, where applicable, the following:

•	the exercise price for the subscription rights;
•	the number of subscription rights issued to each stockholder;
•	the extent to which the subscription rights are transferable;
•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	the date on which the right to exercise the subscription rights will commence and the date on which the right will expire;
•	the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and
•	the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities that we may issue. We will set forth the particular terms of the debt securities we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.

The debt securities will be issued under an indenture, dated as of March 17, 2010, between us and U.S. Bank National Association, as trustee. The indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and the indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where You Can Find More Information.”

Capitalized terms used in this section and not defined herein have the meanings specified in the indenture. When we refer to “we,” “us,” “our” or “Cliffs” in this section, we mean Cliffs Natural Resources Inc., excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, senior unsecured obligations and will rank equally with all of our other unsecured indebtedness.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in a resolution of our Board of Directors, supplemental indenture or officers’ certificate. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series. Debt securities may differ between series in respect to any matter, but all series of debt securities will be equally and ratably entitled to the benefits of the indenture. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title of the series of debt securities;
•	the price or prices (expressed as a percentage of the principal amount) at which the series of debt securities will be issued;
•	any limit on the aggregate principal amount of the series of debt securities;
•	the date or dates on which the principal of the series of debt securities is payable;
•	the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the series of debt securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date;
•	the place or places where the principal of, and interest, if any, on the series of debt securities will be payable;
•	if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the series of debt securities may be redeemed (in whole or in part) at our option;

•	any obligation we may have to redeem or purchase the series of debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of the series of debt securities and the terms and conditions of such obligation;
•	the dates, if any, on which and the price or prices at which we will repurchase the series of debt securities at the option of the holders of that series of debt securities and other detailed terms and provisions of such repurchase obligations;
•	the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;
•	the form of the series of debt securities and whether the series of debt securities will be issuable as global debt securities and any appropriate legends if the debt securities are discount securities;
•	the portion of principal amount of the series of debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount thereof;
•	the currency of denomination of the series of debt securities and, if other than U.S. Dollars or the ECU, the agency or organization, if any, responsible for overseeing such currency;
•	the designation of the currency, currencies or currency units in which payment of principal of and interest, if any, on the series of debt securities will be made;
•	if payments of principal of or interest, if any, on the series of debt securities will be made in one or more currencies or currency units other than that or those in which the series of debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;
•	the manner in which the amounts of payment of principal of or interest, if any, on the series of debt securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;
•	any provisions relating to any security provided for the series of debt securities;
•	any addition to or change in the Events of Default (as defined below) described in the prospectus or in the indenture which applies to the series of debt securities and any change in the right of the trustee or the requisite holders of the series of debt securities to declare the principal amount thereof due and payable;
•	any addition to or change in the covenants described in the prospectus or in the indenture with respect to the series of debt securities;
•	any other terms of the series of debt securities (which may supplement, modify or delete any provision of the indenture as it applies to such series);
•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the series of debt securities, if other than appointed in the indenture;
•	any provisions relating to conversion of the series of debt securities (including price, period, whether such conversion is mandatory or is at the option of the holders or at our option, events requiring an adjustment of conversion price, and provisions affecting conversion of the series of debt securities redeemed); and
•	whether the series of debt securities will be senior or subordinated debt securities and, if applicable, a description of the subordination terms thereof.

In addition, the indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the resolution of our Board of Directors, the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, which we refer to as the Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security) as set forth in the applicable prospectus supplement. Except as set forth under the heading “— Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.  You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities (except as expressly permitted under the indenture), but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us of the certificate to the new holder or the issuance by us of a new certificate to the new holder.

Global Debt Securities and Book-Entry System.  Each global debt security representing book-entry debt securities will be issued to the Depositary or a nominee of the Depositary and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to such global debt security for purposes of obtaining any consents, declarations, waivers or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest, if any, on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security only if (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for such global debt security or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor Depositary registered as a clearing agency under the Exchange Act within 90 days of such event or (ii) we execute and deliver to the trustee an officers’ certificate to the effect that such global debt security shall be so exchangeable. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (we refer to each such person as a successor person) unless:

•	we are the surviving corporation or the successor person (if other than Cliffs) is a corporation, partnership or limited liability company organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or passage of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and
•	certain other conditions provided for in the indenture are met.

Notwithstanding the above, any subsidiary of ours may consolidate with, merge into or transfer all or part of its properties to us or our subsidiaries.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following events, unless in the board resolution, supplemental indenture or officers’ certificate, it is provided that such series of debt securities shall not have the benefit of a particular Event of Default:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of such period of 30 days);
•	default in the payment of principal of any debt security of that series at maturity or which such principal otherwise becomes due and payable;
•	default is made in the deposit of any sinking fund payment when as due by the terms of a security;
•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after written notice thereof has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture;
•	certain events of bankruptcy, insolvency or reorganization; and
•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable board resolution, supplemental indenture or officers’ certificate establishing such series of debt securities.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We will describe in the prospectus supplement relating to any series of debt securities that are discount securities the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any loss, liability, cost or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and
•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable security or indemnity reasonably acceptable to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision of the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and interest, if any, on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee an officers’ certificate as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any event which, after notice or passage of time, or both, would become an Event of Default or any Event of Default (except in payment of principal of or interest on any debt securities of that series) with respect to debt securities of that series if the trustee in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;
•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;
•	reduce the principal or change the stated maturity date of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;
•	reduce the principal amount of discount securities payable upon acceleration of maturity;
•	waive a default in the payment of the principal of or interest, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);
•	make the principal of or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or
•	waive a redemption payment that is made at our option, with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default or any existing default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of or interest, if any, on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to apply funds, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, that such deposit will not result in a breach or violation of, or constitute a default under the indenture or any other material agreement to which we are bound and we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions as described below:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be described in the applicable board resolution, supplemental indenture or officers’ certificate establishing such series of debt securities; and
•	any omission to comply with those covenants will not constitute an event which, after notice or passage of time, or both, would become an Event of Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•	depositing with the trustee in trust money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities;
•	that such deposit will not result in a breach or violation of, or constitute a default under the indenture or any other agreement to which we are bound; and
•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Certain Defined Terms

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged; or
•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which, in either case are not callable or redeemable at the option of the issuer thereof.

“U.S. Government Obligations” means debt securities that are:

•	direct obligations of The United States of America for the payment of which its full faith and credit is pledged; or
•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of The United States of America the full and timely payment of which is unconditionally guaranteed as full faith and credit obligation by The United States of America, which, in either case, are not callable or redeemable at the option of the issuer itself and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt. Except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF UNITS

We may issue units comprising one or more securities described in this prospectus in any combination. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.

Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see “Where You Can Find More Information.”

The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;
•	directly to purchasers;
•	in a rights offering;
•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;
•	through agents; or
•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;
•	the names of any underwriters or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price or initial public offering price of the securities;
•	the net proceeds from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any commissions paid to agents; and
•	any securities exchanges on which the securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Jones Day will pass upon the validity of the securities being offered hereby.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Cliffs Natural Resources Inc.’s Annual Report on Form 10-K, and the effectiveness of Cliffs Natural Resources Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The information incorporated in this prospectus concerning estimates of our proven and probable reserves for our (a) Hibbing Taconite and Bloom Lake properties and (b) Cliffs Logan County Coal and Pinnacle properties was derived from the reports of SRK Consulting (U.S.), Inc. and Cardno MM&A, respectively, and has been incorporated herein upon the authority of SRK Consulting (U.S.), Inc. and Cardno MM&A, respectively, as experts with respect to the matters covered by such reports and in giving such reports.

The information incorporated in this prospectus concerning our mineralized material estimates for our (a) Decar, (b) Labrador Trough South and (c) Freewest properties was derived from the reports of Caracle Creek International Consulting Inc., G H Wahl & Associates Consulting and Sibley Basin Group Geological Consulting Services Ltd., respectively, and has been incorporated herein upon the authority of Caracle Creek International Consulting Inc., G H Wahl & Associates Consulting and Sibley Basin Group Geological Consulting Services Ltd., respectively, as experts with respect to the matters covered by such reports and in giving such reports.